EXHIBIT 99.4

Time Sensitive

    Materials

Depositary’s Notice of

General Shareholders’ Meeting of Masisa

ADSs:	American Depositary Shares, evidenced by American Depositary Receipts (“ADRs”).

ADS CUSIP No.:	574799102.

ADS Record Date:	, 2005.

Meeting Specifics:	General Extraordinary Shareholders’ Meeting - , 2005, in [insert meeting place] [insert address], Santiago, Chile.

Meeting Agenda:	Please refer to Masisa’s Notice of Meeting enclosed herewith.

ADS Voting Instructions Deadline:	On or before [ ] (New York City time) on , 2005.

Deposited Securities:	Shares of common stock, without nominal (par) value, of Masisa, an open stock corporation (sociedad anónima abierta) organized and existing under the laws of the Republic of Chile.

ADS Ratio:	30 shares to 1 ADS.

Depositary:	The Bank of New York.

Custodian of Deposited Securities:	Banco de Chile S.A.

Deposit Agreement:	Deposit Agreement, dated as of June 17, 1993, among Masisa S.A. (formerly Maderas y Sintéticos Sociedad Anónima Masisa), The Bank of New York, as Depositary, and Owners and Beneficial Owners from time to time of ADRs issued thereunder.

To be counted, your Voting Instructions must be received by the Depositary prior to [insert time] (New York City time) on                     , 2005.

Masisa S.A. (“Masisa”) has announced that a General Extraordinary Shareholders’ Meeting (the “Meeting”) will be held at the date, time and location identified above, to approve the merger of Masisa with and into Terranova S.A. A copy of the Notice of Meeting from Masisa which includes the agenda for such Meeting is enclosed.*

Owners of ADSs wishing to give voting instructions to the Depositary must sign, complete and return the enclosed Voting Instructions prior to the ADS Voting Instructions Deadline in the enclosed pre-addressed envelope.

Pursuant to Section 4.07 of the Deposit Agreement, upon timely receipt of signed and completed Voting Instructions from an Owner of ADSs, the Depositary shall endeavor insofar as practicable and permitted under Chilean law, Masisa’s By-laws and the provisions of the Deposited Securities to vote (or to cause to be voted by means of the appointment of an attorney-in-fact pursuant to a power of attorney or as otherwise permitted) the Deposited Securities in respect of which Voting Instructions have been received in accordance with the instructions contained therein.

Please note that any Masisa ADS holder that wishes to exercise withdrawal rights with respect to the merger must cancel his ADSs and become a registered shareholder of Masisa not later than [            ], 2005 (which is the date that is five days before the shareholders meeting) and then follow the procedures for exercising withdrawal rights as a shareholder. If you wish to dissent from the proposed merger and exercise your withdrawal rights, we urge you to contact your broker, dealer, bank or nominee and follow their instructions as to how you must instruct your broker, dealer, bank or nominee to cancel your ADSs.

Under Chilean law, shareholders must receive notice of the shareholders meeting not less than 15 nor more than 20 days before the date of the shareholders meeting. Therefore, Masisa ADS holders who wish to dissent from the merger and exercise their right to withdraw from Masisa will have limited time to do so and if they fail to cancel their ADSs and become registered shareholders of Masisa on or before [            ], 2005, they may not be able to exercise the withdrawal rights as a registered holder of Masisa under Chilean law.

As a consequence of the merger, Masisa’s current ADR program listed on the New York Stock Exchange will be terminated and Masisa’s ADSs will be exchanged for new Terranova ADSs.

Please also note that, as a matter of Chilean law, ADS holders are obligated to comply with the requirements of Articles 12 and 54 and Title XV of Law 18,045 of Chile.

Please further note that to the extent the Depositary is not provided with Voting Instructions from any ADR holders, the Depositary will deem that such ADR holder has instructed the Depositary to give a discretionary proxy to a person designated by Masisa. If the Depositary receives voting instructions from ADR holders but is not permitted to vote in

*	As set forth in Section 4.07 of the Deposit Agreement, Owners of record of ADSs as of the close of business on the ADS Record Date will be entitled, subject to Chilean Law and the By-laws of Masisa, and the provisions of or governing the Deposited Securities, to instruct the Depositary as to the exercise of the voting rights pertaining to the Deposited Securities represented by such Owners’ ADSs.

Draft 2/28/2005 For Discussion Purposes Only

accordance with such instructions pursuant to any requirement of Chilean law, Masisa’s bylaws, or any other authority, the Depositary will not vote the shares underlying such ADSs but such shares will be counted for quorum purposes only.

The information contained herein with respect to the Meeting has been provided by Masisa. The Bank of New York is forwarding this information to you solely as Depositary and in accordance with the terms of the Deposit Agreement and disclaims any responsibility with respect to the accuracy or completeness of such information. The Bank of New York does not, and should not be deemed to, express any opinion with respect to the proposals to be considered at the Meeting. The rights and obligations of Owners and Beneficial Owners of ADSs, Masisa and the Depositary are set forth in their entirety in the Deposit Agreement and are summarized in the ADRs. If you wish to receive a copy of the Deposit Agreement, please contact the Depositary at the number set forth below.

If you have any questions concerning the enclosed material or if you need further explanation of the questions covered therein, please call The Bank of New York - ADR Shareholder Services at (            )             -            .

The Bank of New York, as Depositary